As filed with the Securities and Exchange Commission on January 18, 2008
Registration No. ________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PREMIER EXHIBITIONS, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	20-1424922 (I.R.S. Employer Identification Number)
3340 Peachtree Road, NE, Suite 2250
Atlanta, Georgia 30326
(404) 842-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Bruce Eskowitz
President and Chief Executive Officer
Premier Exhibitions, Inc.
3340 Peachtree Road, NE, Suite 2250
Atlanta, Georgia 30326
Tel: (404) 842-2600
Fax: (404) 842-2626
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Brian Wainger, Esq.	Daniel R. Kinel, Esq.
Vice President and Chief Legal Counsel	Harter Secrest & Emery LLP
Premier Exhibitions, Inc.	1600 Bausch & Lomb Place
3340 Peachtree Road, NE, Suite 2250	Rochester, New York 14604
Atlanta, Georgia 30326	Tel: (585) 232-6500
Tel: (404) 842-2600	Fax: (585) 232-2152
Fax: (404) 842-2626
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each class		proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered	share	price	registration fee
Common Stock, par value $.0001 per share	360,000	$6.10	$2,196,000	$86.30

(1)  Pursuant to Rule 457(c) of the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $6.10 per share, the average of the high and low sales prices of the common stock of the registrant reported on The NASDAQ Global Market on January 16, 2008.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated January 18, 2008
Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Premier Exhibitions, Inc.
360,000 Shares of Common Stock
     This prospectus relates to the resale of up to 360,000 shares of our common stock, par value $.0001 per share, from time to time, by some of our shareholders:
•	who may purchase shares of our common stock by exercising warrants that we granted in connection with a private placement that we completed in August 2004;

•	who may purchase shares of our common stock by exercising warrants that we granted in connection with consulting agreements; or

•	who may purchase shares of our common stock by exercising warrants that we granted in connection with an exhibition tour agreement.
     These shareholders are referred to throughout this prospectus as the “selling shareholders.” The selling shareholders may sell the common stock covered by this prospectus, from time to time, directly or through agents or dealers, on terms to be determined at the time of sale. The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for the shares at the time of sale or in negotiated transactions.
     The selling shareholders will receive all of the proceeds from any sales of our common stock made pursuant to this prospectus. Accordingly, we will receive no proceeds from sales of our common stock made pursuant to this prospectus. We are paying the expenses of registering the shares covered by this prospectus and preparing this prospectus, but the selling shareholders will pay any selling expenses incurred by them in connection with the shares of common stock covered by this prospectus.
     Our common stock is quoted on the NASDAQ Global Market under the symbol “PRXI”. On January 17, 2008, the closing price of our common stock on the NASDAQ Global Market was $5.97 per share.
     Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 7 of this prospectus to read about risks you should consider before buying our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 18, 2008.

INFORMATION CONTAINED IN THIS PROSPECTUS
     In this prospectus, “Premier Exhibitions,” “the company,” “we,” “us” and “our” refer to Premier Exhibitions, Inc., a Florida corporation, and its subsidiaries, taken as a whole, unless the context otherwise requires. In this prospectus, the “Securities Act” refers to the Securities Act of 1933, as amended. We reorganized our corporate structure on October 14, 2004. As a result, the name of our company changed from “RMS Titanic, Inc.” to “Premier Exhibitions, Inc.”
     We have not authorized any dealer, salesperson or other person to give you any information or to make any representations to you, other than those contained or incorporated by reference in this prospectus, in connection with the offer contained in this prospectus and, if given or made, you should not rely on such information or representations as having been authorized by us.
     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.
     This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. In addition, this prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of the documents that we discuss in this prospectus. In making a decision to invest in our common stock, you must rely on your own examination of the company and the terms of the offering and the common stock, including the merits and risks involved.
     We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation by Reference” before deciding to invest in shares of our common stock.
     We are not making any representation to you regarding the legality of an investment in our common stock by you under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

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SUMMARY
          The following summary highlights information about the offering of common stock covered by this prospectus, but it may not contain all of the information that is important to you. You should read the entire prospectus carefully, including our financial statements incorporated by reference from the annual and quarterly reports we have filed with the Securities and Exchange Commission. You should also read “Risk Factors” beginning on page 7 for more information about important risks that you should consider before investing in our common stock.
Premier Exhibitions, Inc.
Our Company
          We are in the business of developing and touring museum quality exhibitions. We first became known for our Titanic exhibitions, which we conduct through our wholly-owned subsidiary RMS Titanic, Inc. and which honor the ill-fated ocean liner RMS Titanic. The Titanic has continued to captivate the thoughts and imaginations of millions of people throughout the world since 1912 when she struck an iceberg and sank in the North Atlantic Ocean on her maiden voyage. More than 1,500 of the 2,228 lives on board the Titanic were lost. The Titanic lies at 12,500 feet below the surface of the Atlantic Ocean, approximately 400 miles off the southern coast of Newfoundland.
          Since 1994, we have maintained our Salvor-in-Possession status of the Titanic wreck and wreck site as awarded by a federal district court. As such, we have the exclusive right to recover objects from the Titanic wreck site. Through our explorations, we have obtained and are in possession of the largest collection of data, information, images, and cultural materials associated with the shipwreck. This includes oceanic material, metallurgical and scientific data, still photography and videotape (which has been converted to a digital format), as well as artifacts from the Titanic wreck site. We utilize this data and the artifacts for historical verification, scientific education and public awareness. We believe that our Salvor-in-Possession status puts us in the best position to provide for the archaeological survey, scientific interpretation, public awareness, historical conservation, and stewardship of the Titanic shipwreck.
          Our Titanic exhibitions continue to tour throughout the world and have been viewed by more than 18 million people. We currently have the ability to operate seven concurrent Titanic exhibitions, six of which are known as “Titanic: The Artifact Exhibition” and one of which is known as “Titanic Science.” We generate income through ticket sales, third party licensing, sponsorship and merchandise sales. We intend to continue presenting Titanic exhibitions throughout the world in an enlightening and dignified manner that embodies respect for all of those who sailed with her.
          In 2004, we expanded our exhibitions beyond the Titanic into human anatomy exhibitions that explore the marvels of the human body. We currently have the ability to operate sixteen concurrent human anatomy exhibitions, which are known as “Bodies...The Exhibition,” “Bodies Revealed” and “Our Body: The Universe Within.” We plan to present additional human anatomy-based exhibitions in the future.
          We operate all of our exhibitions through wholly-owned subsidiaries. At this time, our wholly-owned subsidiary RMS Titanic, Inc. is operating our Titanic exhibitions. We also operate our human anatomy exhibitions through wholly-owned subsidiaries. We adopted this holding company structure in October 2004. Prior to that, we conducted all of our business activities, including our exhibitions, exclusively through RMS Titanic, Inc. In the future, we plan to conduct additional exhibitions, both related and unrelated to the Titanic or human anatomy, and we expect to conduct those exhibitions through additional subsidiaries that we will organize as needed.
          During the three and nine months ended November 30, 2007, we generated approximately 83% and 78%, respectively, of our revenue from activities related to our human anatomy exhibitions. Our principal sources of revenue are exhibition ticket sales, merchandise sales, licensing activities and sponsorship agreements.

Our Exhibitions
          Titanic Exhibitions
          Our Titanic exhibitions have been presented in more than 60 venues throughout the world, including the United States, Canada, Germany, Norway, Sweden, France, Greece, Japan, Switzerland, Chile, Argentina, China, Mexico, Hungary and England. The following is a list of our Titanic exhibition locations and dates during the nine-month period ended November 30, 2007:
•	The Tropicana Resort and Casino, Las Vegas, Nevada;

•	Cincinnati Museum Center at Union Terminal, Cincinnati, Ohio;

•	Atlanta Civic Center, Atlanta, Georgia;

•	Exploration Place, Wichita, Kansas;

•	Turtle Bay Exploration Park, Redding, California;

•	Royal BC Museum, Victoria, British Columbia, Canada;

•	Visual Arts Center of Northwest Florida, Panama City, Florida;

•	Ontario Science Centre, Toronto, Canada;

•	Denver Museum of Nature & Science, Denver, Colorado;

•	Old City Hall, Lake Charles, Louisiana;

•	Arizona Science Center, Phoenix, Arizona; and

•	Three city European tour:
•	Kiel, Germany;

•	Budapest, Hungary; and

•	Third city, to be announced
          We anticipate opening additional Titanic exhibitions in the next several months. Due to the usual uncertainties involved in the development and setup of exhibitions, opening dates may vary and exhibition locations may change.
          Human Anatomy Exhibitions
We are presently in possession of sixteen sets of human anatomy specimens, each of which contains a collection of approximately twenty whole human body specimens plus at least 150 single human organs and body parts, which are known as “Bodies Revealed,” “Bodies...The Exhibition” and “Our Body: The Universe Within.” We acquired the rights to produce these exhibitions through separate exhibition agreements. Most recently, on December 3, 2007, we acquired the license rights to three additional full sets of human anatomy specimens pursuant to an agreement with the sole owner of The Universe Within Touring Company, LLC, whereby we acquired all of the outstanding membership interests of such entity.
          These specimens are assembled into anatomy-based exhibitions featuring preserved human bodies, organs and body parts to offer the public an opportunity to view the intricacies and complexities of the human body. The exhibitions include displays of dissected human bodies kept from decaying through a process called polymer preservation, also known as plastination. In essence, the bodies are drained of all fat and fluids, which are replaced with polymers such as silicone rubber, epoxy and polyester. This keeps the flesh from decaying and maintains its natural look. Skin from the bodies is removed, or partially removed, to reveal musculoskeletal, nervous, circulatory, and reproductive or digestive systems. The full body specimens are complimented by presentation cases of related individual organs and body parts, both healthy and diseased, that provide a detailed look into the elements that comprise each system.
          “Bodies Revealed” debuted in August 2004 in Blackpool, England and was the first exhibition we produced not related to the Titanic. The following is a list of our human anatomy exhibition locations during the nine months ended November 30, 2007:
•	“Bodies...The Exhibition,” South Street Seaport, New York, New York;

•	“Bodies...The Exhibition,” The Tropicana Resort and Casino, Las Vegas, Nevada;

•	“Bodies...The Exhibition,” The Shops at Sunset Place, Miami, Florida;

•	“Bodies...The Exhibition,” 800 Pike Street (across from the Washington State Convention Center), Seattle, Washington;

•	“Bodies...The Exhibition,” Beurs van Berlage Concert and Conference Hall, Amsterdam, The Netherlands;

•	“Bodies Revealed,” OCA Ibirapuera Park, Sao Paulo, Brazil;

•	“Bodies...The Exhibition,” The Streets at Southpoint, Durham, North Carolina;

•	“Bodies...The Exhibition,” 1101 Wilson Boulevard (the former Newseum site), Arlington, Virginia (Washington, D.C. Metro Area);

•	“Bodies...The Exhibition,” Palacio dos Condes do Restelo, Lisbon, Portugal;

•	“Bodies...The Exhibition,” Lucerna, Prague, Czech Republic;

•	“Bodies...The Exhibition,” Westfield UTC, San Diego, California;

•	“Bodies...The Exhibition,” 9 Treasure Lake Drive, adjacent to the IMAX Entertainment Complex, Branson, Missouri;

•	“Bodies...The Exhibition,” Easton Market, Columbus, Ohio;

•	“Bodies Revealed,” Abasto Shopping, Buenos Aries, Argentina;

•	“Bodies...The Exhibition,” Carnegie Science Center, Pittsburgh, Pennsylvania;

•	“Bodies...The Exhibition,” 500 Cochituate Road, Framingham, Massachusetts; and

•	“Bodies...The Exhibition,” Las Olas Riverfront, Ft. Lauderdale, Florida.
          The following lists our human anatomy exhibition locations which opened or were announced subsequent to the nine months ended November 30, 2007:
•	“Bodies Revealed,” 2040 Alta Arden Expressway, Sacramento, California;

•	“Bodies Revealed,” G. Wiz, The Science Museum, Sarasota, Florida;

•	“Bodies Revealed,” Hartford 21 Civic Center, Hartford, Connecticut;

•	“Our Body: The Universe Within,” Rochester Museum & Science Center at 657 East Avenue, Rochester, New York;

•	“Our Body: The Universe Within,” Detroit Science Center at 5020 John R Street, Detroit, Michigan;

•	“Our Body: The Universe Within,” Kirkpatrick Science Air Space Museum d/b/a Omniplex Science Museum at 2100 N.E. 52nd Street, Oklahoma City, Oklahoma;

•	“Our Body: The Universe Within,” Gulf Coast Exploreum Science Center at 65 Government Street, Mobile, Alabama;

•	“Bodies...The Exhibition,” Cincinnati Museum Center at Union Terminal, Cincinnati, Ohio; and

•	“Our Body: The Universe Within,” Witte Museum at 3801 Broadway, San Antonio, Texas.
          We anticipate opening additional human anatomy exhibitions in the next several months. Due to the usual uncertainties involved in the development and setup of exhibitions, opening dates may vary and exhibition locations may change.
Co-Presentation Agreement
          On January 20, 2006, we finalized the terms of an agreement pursuant to which we agreed to work with Sam Tour (USA), Inc., JAM Exhibitions, LLC and Concert Productions International (collectively, “JAM”), to jointly present several of our human anatomy exhibitions. Pursuant to the agreement, we agreed to present at least nine human anatomy exhibitions jointly with JAM in the following locations: Tampa, New York, Atlanta, Mexico City, Seattle, Las Vegas, Amsterdam, Washington, D.C. and San Diego. At this time, the exhibitions in Tampa, Atlanta, Mexico City, Seattle, Amsterdam, and Washington D.C. have completed their runs and have closed. Our agreement with JAM does not include certain of our human anatomy exhibitions which we are presenting independently or under separate license agreements. The agreement provides that JAM will not compete directly or indirectly with us in the presentation of a human anatomy exhibition for the one-year period following the closing of the last jointly presented exhibition.
          On November 28, 2007, we entered into an agreement with Live Nation, Inc. under which we will co-present human anatomy exhibitions with Live Nation. With respect to each jointly presented exhibition, we will be responsible for exhibition design, installation and licensing, including the provision of expertise, exhibitry and specimens. Live Nation will be responsible for marketing, public relations, exhibition operations, and security. Under this agreement, we intend to co-present between six and nine concurrent exhibitions at all times. Live Nation’s right to jointly present exhibitions with us is exclusive on a worldwide basis, except for North America, China and certain other limited geographic locations. JAM Exhibitions, LLC will act as Live Nation’s exclusive co-promoter for exhibitions jointly presented under the agreement.
Additional Exhibitions
          We intend to develop and present new exhibitions in the future, including additional exhibitions not related to the Titanic or to human anatomy.
Risk Factors
          An investment in our common stock is highly speculative. You should read the “Risk Factors” section beginning on page 7 of this prospectus (along with other matters referred to and incorporated by reference in this prospectus) to ensure that you understand the risks associated with a purchase of our common stock.
Our Contact Information and Websites
          Our principal executive offices are located at 3340 Peachtree Road, N.E, Suite 2250, Atlanta, Georgia 30326. Our telephone number is (404) 842-2600. Our web site addresses are: www.prxi.com; www.rmstitanic.net; www.titanicscience.com; www.bodiesrevealed.com; and www.bodiestheexhibition.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our websites, information on our web sites is not part of this prospectus.
August 2004 Private Placement
          We completed a private placement of securities on August 18, 2004, in which we sold units consisting of shares of our common stock and warrants to purchase shares of our common stock to investors. The units sold in the private placement were priced at $1.03 per unit and each unit contained three warrants for every ten shares of common stock included in the unit. The warrants have a five-year term and an exercise price of $1.50 per share. We sold units representing an aggregate of 1,469,925 shares of common stock and issued warrants to purchase an aggregate of 441,003 shares of common stock. An aggregate of 10,000 shares of common stock underlying unexercised warrants are included in the registration statement of which this prospectus is a part.
          The warrants provide for customary anti-dilution adjustments in the event of stock splits, stock dividends and recapitalizations. The warrants do not confer any voting rights or any other rights as a shareholder.
          We engaged Laidlaw & Company (UK) Ltd., which, at the time of the engagement, was known as Sands Brothers International Limited, to serve as the selected dealer for the August 2004 private placement. We entered into a selected dealer agreement with such selected dealer that set forth the terms of the engagement. For its services, Laidlaw & Company (UK) Ltd. received a cash fee as well as warrants to purchase 293,985 shares of our common stock, which warrants contained the same terms and conditions as the warrants in the August 2004 private placement.
          This prospectus is part of a registration statement that we have filed to enable a selling shareholder who has not yet exercised 10,000 warrants issued in connection with the August 2004 private placement to resell the common stock underlying such warrants. We are not contractually obligated to file such registration statement on behalf of such selling shareholder.
Consultant Warrants
          Investor Awareness, Inc. On April 19, 2004, we issued warrants to purchase 50,000 shares of our common stock to Investor Awareness, Inc. in exchange for consulting services rendered to us.

          The warrants have a six year term and an exercise price of $1.00 per share. The warrants provide for customary anti-dilution adjustments in the event of stock splits, stock dividends and recapitalizations. The warrants do not confer any voting rights or any other rights as a shareholder.
          This prospectus is part of a registration statement that we have filed to enable Investor Awareness to resell the common stock underlying its warrants. We are not contractually obligated to file such registration statement on its behalf.
          North Coast Advisors Partners Fund LLC and Alan Davidson. Effective as of October 1, 2005, we issued warrants to purchase 125,000 shares of our common stock to North Coast Advisors Partners Fund LLC and warrants to purchase 125,000 shares of our common stock to Alan Davidson, in each case in exchange for consulting services rendered to us.
          These warrants each have a five-year term and an exercise price of $2.00 per share. Such warrants also provide for customary anti-dilution adjustments in the event of stock splits, stock dividends and recapitalizations. The warrants do not confer any voting rights or any other rights as a shareholder.
          In connection with the issuance of the warrants to each of North Coast and Mr. Davidson, we agreed to use our commercially reasonable best efforts to file a registration statement covering the shares underlying the warrants. We are satisfying our obligation to each of North Coast and Mr. Davidson by including the shares of common stock underlying their warrants in the registration statement of which this prospectus is a part.
Exhibition Tour Agreement Warrants
          On April 23, 2006, we issued warrants to purchase 50,000 shares of our common stock to Hong Jin Sui in connection with an exhibition tour agreement for human anatomy specimens that we entered into with Dr. Sui and Dr. Shuyan Wang, President of Dalian Hoffen Bio Technique Company Limited.
          The warrants vest over five years and have an exercise price of $3.98 per share. The warrants provide for customary anti-dilution adjustments in the event of stock splits and recapitalizations. The warrants do not confer any voting rights or any other rights as a shareholder.
          This prospectus is part of a registration statement that we have filed to enable Dr. Sui to resell the common stock underlying his warrants. We are not contractually obligated to file such registration statement on behalf of Dr. Sui.

Summary of this Offering

Issuer:	Premier Exhibitions, Inc.

Securities Offered:	The selling shareholders are offering up to 360,000 shares of our common stock. The shares consist of:

• 10,000 shares of common stock that are issuable upon the exercise of certain of the warrants we sold in the August 2004 private placement;

• 300,000 shares of common stock that are issuable upon the exercise of warrants that we granted in connection with consulting agreements; and

• 50,000 shares of common stock that are issuable upon the exercise of warrants that we granted in connection with an exhibition tour agreement.

NASDAQ Symbol:	“PRXI”

Securities Outstanding:	As of January 2, 2008, 30,158,839 shares of our common stock were issued and outstanding.

Use of Proceeds:	We will not receive any proceeds from sales of our common stock covered by this prospectus. The selling shareholders will receive all proceeds from sales of common stock covered by this prospectus.

Offering Price:	The offering price for the shares of common stock covered by this prospectus will be determined by the prevailing market price for the shares at the time of their sale or in negotiated transactions.

Risk Factors:	An investment in our common stock is highly speculative. You should read the “Risk Factors” section beginning on page seven of this prospectus (along with other matters referred to and incorporated by reference in this prospectus) to ensure that you understand the risks associated with a purchase of our common stock.

Terms of Sale:	The terms of sale for the shares of our common stock covered by this prospectus will be determined at the time of their sale.

RISK FACTORS
          You should carefully consider the risks described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or cause the value of our common stock to drop. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose the value of your investment in our securities.
Risks Related to Our Business
Until recently, we have had a history of operating losses, and there is no assurance that we will continue to be profitable.
          We have a history of operating losses. As recently as our fiscal year ended February 28, 2005, we experienced a net loss from continuing operations of $2,417,000. Only in the last two fiscal years have we achieved profitability. We cannot predict if we will continue to be profitable. It is uncertain if our future prospects will result in profitable operations and, if we experience future losses, the value of an investment in our common stock could decline significantly.
Our future operating results will depend on our ability to continue to successfully implement our business strategy, which in turn depends on many factors, some of which are beyond our control.
          We are a general exhibition company. In the past, we had relied on third parties to produce our exhibitions, and we limited our exhibitions to displays of Titanic artifacts. However, we are now the sole producers of our Titanic exhibitions, and we no longer rely on third parties for the production of these exhibitions. Moreover, we have expanded our exhibitions beyond those related to the Titanic to include human anatomy exhibitions. Our future operating results will depend on many factors, some of which we believe are beyond our control, including:
•	the continued popularity of and public demand for Titanic and human anatomy exhibitions;

•	our ability to continue to exhibit Titanic artifacts;

•	our ability to develop new exhibitions that the public will attend;

•	our ability to continue to operate our exhibitions profitably; and

•	continued public demand for museum quality touring exhibitions.
We may be unable to raise additional capital when needed, which would have a material adverse effect on our financial condition and our ability to conduct our operations.
          If we are unable to generate sufficient revenue for our planned operations, or if we encounter unforeseen costs, we will need to raise additional capital. We can give no assurances that additional capital will be available to us on favorable terms, or at all. Our inability to obtain additional capital, if and when needed, would have a material adverse effect upon our financial condition and our ability to continue to conduct our operations.
We may not be granted a salvage award that is commensurate with the efforts we have expended to recover items from the Titanic wreck site or may be prohibited from exhibiting Titanic artifacts already under our control.
          At a future date, a trial may be held in the U.S. District Court for the Eastern District of Virginia to determine a salvage award to compensate us for our efforts in recovering items from the wreck of the Titanic. The court has already ruled that it would likely not give us title to certain of the artifacts. As a result, at this time, the outcome of the salvage award trial is uncertain. It is possible that we may not be granted a salvage award that is commensurate with our recovery efforts. It is also possible that the court will take possession of certain of the Titanic artifacts, which may prevent us from exhibiting as many Titanic exhibitions in the future as we presently conduct. These outcomes could have a material adverse effect on our ability to conduct Titanic exhibitions, which could adversely affect our results of operations.
If we are unable to maintain our Salvor-in-Possession rights to the Titanic wreck and wreck site, our Titanic exhibitions could face increased competition and we could lose the right to exhibit Titanic artifacts.
          As recently as January 31, 2006, the U.S. Court of Appeals for the Fourth Circuit recognized that we are the exclusive Salvor-in-Possession of the Titanic wreck and wreck site. Salvor-in-Possession status enables us to prevent third parties from salvaging the Titanic wreck and wreck site and from interfering with our rights to salvage the wreck and wreck site. To maintain our Salvor-in-Possession rights, we must maintain a presence over the wreck site as interpreted by the courts. In addition, we may have to commence legal proceedings against third parties who attempt to violate our rights as Salvor-in-Possession, which may be expensive and time-consuming. Moreover, there are no assurances that the court will continue to recognize us as the sole and exclusive Salvor-in-Possession of the Titanic wreck and wreck site. If we were to lose our Salvor-in-Possession rights, our Titanic exhibitions could be exposed to competition and we could lose the right to exhibit certain of the Titanic artifacts. Either of these outcomes would have a material adverse effect on our results of operations.
Our exhibitions are becoming subject to increasing competition.
          We believe that our Titanic exhibition business is changing. For example, an adverse ruling by the U.S. Court of Appeals for the Fourth Circuit left us with non-exclusive rights to photograph and film the Titanic wreck site. Because of this ruling, other companies can now photograph and film the Titanic wreck site, which exposes us to new competition that could, for example, result in our losing documentary opportunities. Moreover, it is possible that other companies may attempt to explore the Titanic wreck site in the future. If these companies were successful, we would face increased competition. Additionally, the availability of remote operated vehicles for charter from third parties to conduct expeditions may make it easier for others to gain access to the Titanic site in violation of our Salvor-in-Possession rights. These changes, as well as others, such as new laws and treaties or new interpretations of existing laws or treaties, could have a material adverse effect on our business.
          In addition, our human anatomy exhibitions are subject to competition from other human anatomy exhibition vendors. To the extent other exhibition companies are successful at marketing and promoting competing exhibitions that are perceived more favorably than our exhibitions by the public, there could be a material adverse effect on our business.
We depend upon third parties to provide us with access to the Titanic wreck site, as well as to assist us with our recovery and restoration activities. If we become unable to obtain these services from such third parties, we would not be able to conduct future expeditions to the Titanic wreck site and consequently our ability to produce new Titanic exhibitions would be severely curtailed.
          We do not own the equipment necessary to access the Titanic wreck site. Instead, each time we desire to undertake an expedition to the Titanic wreck site, we charter the necessary equipment and personnel for the expedition from third parties. Similarly, we utilize the services of third parties for recovery, restoration and preservation services. Because we lack the direct capability to independently access the Titanic wreck site, we contract with providers of these services. We therefore face the risk of being unable to access the Titanic wreck site or being unable to obtain necessary services when needed. These circumstances could arise if our third party providers charge more for their services, exit the business of providing the services, or are unable to, or refuse to, provide the services to us at prices that we are willing to pay. If we were unable to obtain necessary services from third parties, we would be unable to conduct future expeditions to the Titanic wreck site and consequently our ability to produce new Titanic exhibitions would be severely curtailed, which would adversely affect our results of operations.

We are subject to currency exchange rate fluctuations, which negatively affect our results of operations.
          Our exhibitions tour outside the U.S. from time to time and our financial arrangements with our foreign vendors have historically been based upon foreign currencies. As a result, we are exposed to the risk of currency fluctuations between the U.S. dollar and the currencies of the countries in which our exhibitions are touring. If the value of the U.S. dollar increases in relation to these foreign currencies, our potential revenues from exhibition and merchandising activities outside the U.S. would be lowered and our results of operations could be harmed.
Our success depends on the services of our executive officers and key employees and the loss of their services could have a material adverse effect on our business.
          We believe that our future success depends to a significant degree on the skills and efforts of Arnie Geller, our chair; Bruce Eskowitz, our president and chief executive officer; Tom Zaller, our vice president of exhibitions; and Brian Wainger, our chief legal counsel. If we lose the services of Messrs. Geller, Eskowitz, Zaller or Wainger, our business and operating results could be adversely affected.
We may be unable to hire and retain the skilled personnel we need to expand our operations and, as a result, could lose our competitive position.
          To meet our growth objectives and become a general exhibition company, we must continue to be able to attract and retain skilled technical, operational, managerial and sales and marketing personnel. If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in revenues. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.
Risks Related to Owning Our Common Stock
          You could suffer substantial dilution and our stock price could decline if we issue additional securities in the future or if current holders of our securities choose to sell a large portion of their holdings at the same time.
          In addition to the 30,158,839 outstanding shares of our common stock at January 2, 2008, approximately 3,821,620 shares of our common stock are issuable under currently outstanding stock options granted to our officers, directors and employees, approximately 700,000 shares of our restricted common stock may be issued and approximately another 1,360,111 shares are issuable upon the exercise of currently outstanding warrants to purchase our common stock (which number includes the shares underlying the warrants included in this prospectus). Sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could materially adversely affect the prevailing market price of our common stock and our ability to raise capital. We may need additional capital in the future, and we may issue additional securities in order to obtain capital. If we do issue additional securities in the future through one or more offerings, a substantially larger number of shares would be outstanding, which may dilute the ownership interest of our existing shareholders.
          The trading price of our common stock has been volatile, and its value may decline.
          The market price of shares of our common stock has been volatile. The price of our common stock may continue to fluctuate in response to a number of factors, such as:
•	developments and resolution of current litigation to which we are a party;

•	our cash resources and our ability to obtain additional funding;

•	announcements by us or our competitors of business development or exhibition projects;

•	our decision to enter into strategic business relationships;

•	changes in government regulations;

•	changes in our revenue or expense levels; and

•	negative reports on us by securities analysts.
          The occurrence of any of the above events may cause the price of our common stock to fall. In addition, the stock market in general and the market prices for other media or entertainment companies have experienced volatility that often has been unrelated to the operating performance or financial condition of such companies. Any broad market or industry fluctuations may adversely affect the trading price of our common stock, regardless of operating performance or prospects.
          Because we do not plan to pay dividends on our common stock, investors will only realize a gain on an investment in our common stock if it appreciates in value, which may never occur.
          We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on an investment in our common stock. There are no assurances that the price of our common stock will ever appreciate in value. Investors seeking cash dividends should not buy our common stock.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. Such statements can be identified by the use of forward-looking terminology such as “may,” “expect,” “intend,” “estimate,” “anticipate,” or “believe” or similar or comparable terminology. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the heading “Risk Factors” in this prospectus. We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.
          We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect any events or circumstances after the date of this prospectus or the date of any applicable prospectus supplement, except as required by law. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements made are reasonable, ultimately we may not achieve such plans, fulfill such intentions or meet such expectations.
USE OF PROCEEDS
          The selling shareholders are selling the shares of common stock covered by this prospectus. We will not receive any proceeds from sales of the common stock covered by this prospectus.
SELLING SHAREHOLDERS
August 2004 Private Placement
          We completed a private placement of securities on August 18, 2004, in which we sold units consisting of shares of our common stock and warrants to purchase shares of our common stock.
          In connection with the August 2004 private placement, we also entered into a registration rights agreement with Laidlaw & Company (UK) Ltd. and the selling shareholders who purchased units in the private placement. Pursuant to that agreement, we were obligated to file a registration statement under the Securities Act to register the resale of the common stock underlying the units and the resale of the common stock underlying the warrants issued to Laidlaw & Company (UK) Ltd. We satisfied such obligation by filing a registration statement on Form SB-2

(Registration No. 333-121119), which became effective with the Securities and Exchange Commission in February 2005.
          This prospectus is part of the registration statement that we have filed to enable a selling shareholder who has not yet exercised his warrants (representing an aggregate of 10,000 shares of our common stock) issued in connection with the August 2004 private placement to resell the common stock underlying such warrants. We are not contractually obligated to file such registration statement on behalf of such selling shareholders.
Consultant Warrants
          Investor Awareness Inc. On April 19, 2004, we issued warrants to purchase 50,000 shares of our common stock to Investor Awareness, Inc. in exchange for consulting services rendered to us.
          This prospectus is part of the registration statement that we have filed to enable Investor Awareness to resell the common stock underlying their warrants. We are not contractually obligated to file such registration statement on its behalf.
          North Coast Advisors Partners Fund LLC and Alan Davidson. Effective as of October 1, 2005, we issued warrants to purchase 125,000 shares of our common stock to North Coast Advisors Partners Fund LLC and warrants to purchase 125,000 shares of our common stock to Alan Davidson, in each case in exchange for consulting services rendered to us by North Coast and Mr. Davidson.
          In connection with the issuance of the warrants to each of North Coast and Mr. Davidson, we agreed to use our commercially reasonable best efforts to file a registration statement covering the shares underlying the warrants. We are satisfying our obligation to each of North Coast and Mr. Davidson by including the shares of common stock underlying their warrants in the registration statement of which this prospectus is a part.
Exhibition Tour Agreement Warrants
          We issued warrants to purchase 50,000 shares of our common stock to Hong Jin Sui in connection with an exhibition tour agreement for human anatomy specimens that we entered into with Dr. Sui and Dr. Shuyan Wang, President of Dalian Hoffen Bio Technique Company Limited.
          The warrants vest over five years and have an exercise price of $3.98 per share. The warrants provide for customary anti-dilution adjustments in the event of stock splits and recapitalizations. The warrants do not confer any voting rights or any other rights as a shareholder.
          This prospectus is part of a registration statement that we have filed to enable Dr. Sui to resell the common stock underlying his warrants. We are not contractually obligated to file such registration statement on his behalf.
Selling Shareholder Information
          The following table presents information regarding the selling shareholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based, in part, on information that has been supplied to us by the selling shareholders. The term “selling shareholders” includes the shareholders listed below as well as their transferees, pledgees, donees and other successors. The table assumes that the selling shareholders will sell all of the shares offered under this prospectus. However, because the selling shareholders may offer all or some of their shares under this prospectus or in any other manner permitted by law, no assurances can be given as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after their sales.
          Information concerning the selling shareholders may change from time to time. Changed information will be presented in a supplement to this prospectus as necessary and required by the rules of the Securities and Exchange Commission.

          Except as noted below, we are not aware of any material relationship between us or any of our predecessors or affiliates during the past three years and any selling shareholder.
          The ownership percentages shown in the table below are based on 30,158,839 shares of our common stock actually issued and outstanding as of January 2, 2008. We believe that the information set forth below under the column “Shares Owned Before the Offering” reflects all shares of our common stock beneficially owned by each selling shareholder shown. Such amounts also assume ownership by such shareholders of the common stock included in this prospectus, which common stock underlies warrants owned by the selling shareholders (which, in each case, increases the number of shares beneficially owned by each selling shareholder and the number of shares issued and outstanding).

			Shares Owned
	Shares Owned	Number of	After the
	Before the	Shares	Offering
Name	Offering	Offered	Number	Percent
Alan Davidson (1)	336,712	135,000 (2)	201,712	*
Investor Awareness, Inc. (1)	50,000	50,000	—	*
North Coast Advisors Partners Fund LLC (1)	280,000	125,000	155,000	*
Hong Jin Sui (3)	56,400	50,000	6,400	*

Total:	723,112	360,000	363,112

*	Less than one percent

(1)	Consultant to our company.

(2)	Includes 10,000 warrants purchased by Mr. Davidson in connection with the August 2004 private placement and 125,000 warrants issued to Mr. Davidson in connection with services rendered by him as a consultant to our company.

(3)	Party to an exhibition tour agreement with us.

PLAN OF DISTRIBUTION
          The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded. Our common stock is currently quoted on the NASDAQ Global Market under the symbol “PRXI.” The selling shareholders may also sell their shares in private transactions in accordance with applicable law. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
          The selling shareholders may also sell shares of our common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.
          Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
          The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are not aware of any agreement or understanding between any selling shareholder and any other person to distribute our common stock.
          We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares of our common stock.
LEGAL OPINION
          Harter Secrest & Emery LLP, Rochester, New York, has passed upon the validity of the shares of common stock being offered pursuant to this prospectus.
EXPERTS
          Kempisty and Company, Certified Public Accountants, P.C., independent registered accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Kempisty and Company’s report, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
          We are a public company, and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. All reports and other information that we file with the Securities and Exchange Commission are also available to the public from the Securities and Exchange Commission’s web site at www.sec.gov, under our company name or our CIK number: 0000796764.
          We make available through our web site located at www.prxi.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically submit such material to the Securities and Exchange Commission.
          This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information about us, and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits, which may be obtained as described above.
INCORPORATION BY REFERENCE
          The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information that we file with it. This means that we can disclose important information to you in this document by referring you to other filings we have made with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference into this prospectus will update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:
•	our annual report on Form 10-K for our fiscal year ended February 28, 2007, filed with the Securities and Exchange Commission on May 10, 2007;

•	our definitive proxy statement for our 2007 annual meeting of shareholders, filed with the Securities and Exchange Commission on June 27, 2007;

•	our quarterly report on Form 10-Q for our fiscal quarter ended November 30, 2007, filed with the Securities and Exchange Commission on January 9, 2008;

•	our current reports on Form 8-K filed with the Securities and Exchange Commission on March 2, 2007, March 13, 2007, May 14, 2007, June 22, 2007, July 3, 2007 (with respect to Item 1.01 only), July 6, 2007, July 20, 2007 (includes two separate 8-K filings), September 4, 2007, September 7, 2007, October 10, 2007 (with respect to Item 1.01 only), October 30, 2007 (includes two separate 8-K filings), November 29, 2007, December 3, 2007, December 4, 2007, January 9, 2008 (with respect to Item 5.02 only) and January 18, 2008; and

•	the description of our common stock, par value $0.0001 per share, contained in our registration statement on Form 8-A (Reg. No. 0-22926), filed with the Securities and Exchange Commission on November 22, 1993.
     This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

     Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.
     Requests for such documents should be directed to:
Corporate Secretary
Premier Exhibitions, Inc.
3340 Peachtree Road, NE, Suite 2250
Atlanta, Georgia 30326
Tel: (404) 842-2600
     You may also access the documents incorporated by reference in this prospectus through our website located at www.prxi.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

[Outside Back Cover of Prospectus]
Dealer Prospectus Delivery Obligation
          Until 25 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
          Set forth below are the expenses expected to be incurred by the registrant in connection with the issuance and distribution of the securities registered hereby. None of the expenses will be borne by any of the selling shareholders identified in this registration statement With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Nature of Expense	Amount

Registration fee	$87
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Transfer agent fees	$5,000
Printing and related fees	$5,000
Miscellaneous	$3,000

Total	$33,087

Item 15. Indemnification of Directors and Officers.
          Section 607.0850 of the Florida Business Corporation Act permits the indemnification of directors and officers of Florida corporations. Our charter provides that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.
          Under Florida law, we have the power to indemnify our directors and officers against claims arising in connection with their service to us except when a director’s or officer’s conduct involves: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; or (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder.
          In addition, we have entered into agreements with certain of our directors and officers that contain provisions requiring us to indemnify them to the fullest extent permitted by Florida law. The agreements require us to indemnify our directors and officers to the extent permitted by our charter and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
          Our charter limits the liability of current and former directors for monetary damages if they have acted in good faith and conformed to a standard of reasonable care. Furthermore, and notwithstanding anything to the contrary in our charter or bylaws, Section 607.0831 of the Florida Business Corporation Act limits the liability of directors for monetary damages for any statement, vote, decision or failure to act relating to management or policy of the corporation unless he or she breached or failed to perform her duties as a director, and the breach or failure constitutes: (a) a violation of criminal law, unless the director had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) an unlawful distribution; (d) in a proceeding by or in the right of the corporation or one or more of our shareholders, conscious disregard for our best interests or willful misconduct; or (e) in a proceeding brought by someone other than the corporation or one or more of our shareholders, recklessness or an act or omission committed in bad faith, with malicious purpose, or in a manner exhibiting willful disregard of human rights, safety or property.
          We have purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by us.
Item 16. Exhibits
          The following documents are filed as exhibits to this registration statement:

Incorporated by Reference
Exhibit	Exhibit	Filed	Filed
No.	Description	Previously	Herewith	Form	Exhibit	Filing Date

2.1	Agreement and Plan			8-K	2.3	10-20-04
of Merger, dated October 13, 2004, among the Registrant, RMS Titanic, Inc. and RMST Mergersub, Inc.

4.1	Form of the Registrant’s Common Stock Certificate			8-K/A	4.1	11-01-04

4.2	Warrant Agreement for 50,000 shares dated as of April 19, 2004 between the Registrant and Investor Awareness, Inc.		X

4.3	Form of Common Stock Purchase Warrant dated August 18, 2004		X

4.4	Common Stock Purchase Warrant for 125,000 shares dated October 1, 2005 granted by the Registrant to North Coast Advisors Partners Fund LLC		X

4.5	Common Stock Purchase Warrant for 125,000 shares dated October 1, 2005 granted by the Registrant to Alan Davidson		X

4.6	Warrant Agreement for 50,000 shares dated April 28, 2006 between the Registrant and Hong Jin Sui		X

5.1	Form of Opinion of Harter Secrest & Emery LLP		X

23.1	Form of Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)		X

23.2	Consent of Kempisty & Company, Certified Public Accountants, P.C.		X

Incorporated by Reference
Exhibit	Exhibit	Filed	Filed
No.	Description	Previously	Herewith	Form	Exhibit	Filing Date

24.1	Power of Attorney (included on signature page of S-3)		X
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that:
               (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
               (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
               (C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is relying on Rule 430B:

               (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by

Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 18, 2008.

Premier Exhibitions, Inc.
/s/ Bruce Eskowitz
Bruce Eskowitz
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Arnie Geller and Brian Wainger, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, which they, or either of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Date	Signature	Title

January 16, 2008	/s/ Arnie Geller Arnie Geller	Chairman and Director (Principal Executive Officer)

January 18, 2008	/s/ Bruce Eskowitz Bruce Eskowitz	President and Chief Executive Officer and Director

January 18, 2008	/s/ Stephen Couture Stephen Couture	Vice President and Chief Financial Officer and Director (Principal Financial Officer )

January 18, 2008	/s/ Kelli L. Kellar Kelli L. Kellar	Chief Accounting Officer (Principal Accounting Officer)

January 18, 2008	/s/ Douglas Banker Douglas Banker	Director

January 18, 2008	/s/ N. Nick Cretan N. Nick Cretan	Director

January 18, 2008	/s/Jonathan F. Miller Jonathan F. Miller	Director

January 18, 2008	/s/ Alan Reed Alan Reed	Director

January 18, 2008	/s/ James Yaffe James Yaffe	Director

EXHIBIT INDEX

Incorporated by Reference
Exhibit	Exhibit	Filed	Filed
No.	Description	Previously	Herewith	Form	Exhibit	Filing Date

2.1	Agreement and Plan of Merger, dated October 13, 2004, among the Registrant, RMS Titanic, Inc. and RMST Mergersub, Inc.			8-K	2.3	10-20-04

4.1	Form of the Registrant’s Common Stock Certificate			8-K/A	4.1	11-01-04

4.2	Warrant Agreement for 50,000 shares dated as of April 19, 2004 between the Registrant and Investor Awareness, Inc.		X

4.3	Form of Common Stock Purchase Warrant dated August 18, 2004		X

4.4	Common Stock Purchase Warrant for 125,000 shares dated October 1, 2005 granted by the Registrant to North Coast Advisors Partners Fund LLC		X

4.5	Common Stock Purchase Warrant for 125,000 shares dated October 1, 2005 granted by the Registrant to Alan Davidson		X

4.6	Warrant Agreement for 50,000 shares dated April 28, 2006 between the Registrant and Hong Jin Sui		X

5.1	Form of Opinion of Harter Secrest & Emery LLP		X

23.1	Form of Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)		X

23.2	Consent of Kempisty & Company, Certified Public Accountants, P.C.		X

24.1	Power of Attorney (included on signature page of S-3)		X